COOK & BYNUM FUNDS TRUST
FIRST AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT effective as of the 25th day of March, 2015, to the Fund Accounting Servicing Agreement, dated as of May 18, 2012, (the “Agreement”), is entered into by and between COOK & BYNUM FUNDS TRUST, a Delaware trust (the “Trust”) and
U.S.BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement and to amend the length of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Section 15. Term of Agreement; Amendment is hereby superseded and replaced with the following Section 15:

15.  Term of Agreement; Amendment

This Agreement shall continue for a period of three (3) years as of  April 1, 2015. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Exhibit B, the fees of the Agreement, is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

(signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

COOK & BYNUM FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: ______________________________	By: ________________________________

Name: David A. Hobbs	Name: Michael R. McVoy

Title: Vice President	Title: Executive Vice President

Amended Exhibit B- Fund Accounting Servicing Agreement–Cook & Bynum Funds  Trust

FUND ACCOUNTING SERVICES FEE SCHEDULE effective April 1, 2015

Annual Fund Accounting Fee Based Upon Average Net Assets Per Fund*
[  ]% ([  ] basis points) on the first $[  ] plus
[  ]% ([  ] basis points) on the next $[  ] plus
[  ]% ([  ] basis point ) on the balance of assets

▪ Minimum Annual Asset-based Fee - $[  ]
▪ Additional classes carry a $[  ] per class per year base fee
Chief Compliance Officer Support Fee*
▪ $[  ] /year

Pricing Services**
▪ $[  ] - Domestic Equities, Options, ADRs
▪ $[  ] - Domestic Corporate/Convertible/Gov’t/Agency Bonds
▪ $[  ] - Foreign Equities, Futures, Forwards, Currency Rates
▪ $[  ] - Foreign Corporate/Convertible/Gov’t/Agency   Bonds
▪ $[  ] - CMOs, Municipal Bonds, Money Market Instruments, Asset-Backed and Mortgage-Backed Securities
▪ $[  ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
▪ $[  ] - Bank Loans
▪ $[  ] - Swaptions, Index Swaps
▪ $[  ] - Credit Default Swaps

Corporate Action & Manual Pricing Services
▪ $[  ] /Foreign Equity Security per Month for Corporate Action Service
▪ $[  ] /Domestic Equity Security per Month for Corporate Action Service
▪ $[  ] /Month Manual Security Pricing (>10/day)

Fair Value Services (Charged at the Complex Level)**
▪ $[  ] on the First [  ] Securities
▪ $[  ] on the Balance of Securities
Note 1:
Pricing service fees above are based on use of U.S. Bancorp primary pricing interfaces, and may vary by security type and pricing vendor, and are subject to change.  Alternative or additional sources may result in additional fees.

Note 2:
All schedules subject to change if the use of derivative instruments (including options, futures, short sales, swaps, swaptions, bank loans, etc.) increases from the norm for the fund. –

Out-Of-Pocket Expenses
Including but not limited to corporate action services, fair value pricing services, factor services, SWIFT processing, and customized reporting.
*Subject to annual CPI increase – All Urban Consumers – U.S. City Average.

** Per security per fund per pricing day.
Fees are billed monthly.